Press Release For immediate release

Invesco Shareholders Approve All Annual Meeting Resolutions
Contact: Bill Hensel (404) 479-2886

Atlanta—May 14, 2008—Invesco Ltd. (NYSE: IVZ) announced that, at its Annual General Meeting of Shareholders held today, the shareholders of the company approved all proposals submitted to them.

At the meeting, shareholders re-elected Rex D. Adams, Sir John Banham and Denis Kessler to three-year terms to the company’s Board of Directors. Additionally, shareholders approved the re-appointment of Ernst & Young LLP as the company’s independent registered public accounting firm to audit the company’s consolidated financial statements for 2008, approved the 2008 Global Equity Incentive Plan and approved the Executive Incentive Bonus Plan.

Invesco is a leading independent global investment management company, dedicated to helping people worldwide build their financial security. By delivering the combined power of our distinctive worldwide investment management capabilities, including AIM, Atlantic Trust, Invesco, Perpetual, PowerShares, Trimark, and WL Ross, Invesco provides a comprehensive array of enduring investment solutions for retail, institutional and high net worth clients around the world. Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.